PLAN OF DISTRIBUTION

TRIAN ACQUISITION I CORP.

This Plan of Distribution (the “Plan”) of Trian Acquisition I Corp., a Delaware corporation (the “Company”), is intended to constitute a plan of distribution under Section 281(b) of the General Corporation Law of the State of Delaware (the “DGCL”).

1.           Termination of the Company’s Existence.  Article V of the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on January 28, 2008 (the “Certificate of Incorporation”), provides that the Company’s existence shall terminate on January 23, 2010 (the “Termination Date”).  The Board of Directors of the Company (the “Board”), by resolution dated December 17, 2009, confirmed the termination of the Company’s existence on January 23, 2010 pursuant to the terms of the Certificate of Incorporation and authorized the delivery of a notice confirming such termination to the Secretary of State.

2.           Approval of Plan.  The Board has adopted this Plan.

3.           Cessation of Business Activities.  From and after the Termination Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan.

4.           Continuing Employees and Consultants.  For the purpose of effecting this Plan, the Company may hire or retain, at the discretion of the Board, such employees, consultants and advisors as the Board deems necessary or desirable to supervise or facilitate the distribution of the Company’s assets in accordance with this Plan.

5.           Distribution Process.

From and after the Termination Date, the Company (or any successor entity of the Company) shall complete the following corporate actions:

(i)           The Company (a) shall pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the Company, (b) shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party, and (c) shall make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years after the Termination Date.  All such claims shall be paid or provided for in full and any such provision for payment shall be made in full if there are sufficient assets available for such payments and provision, subject to the terms of the Certificate of Incorporation.  If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor.  Any remaining assets shall be distributed to the holders of IPO Shares (as defined in the Certificate of Incorporation).

(ii)           The Company shall distribute to its holders of IPO Shares, in accordance with the Company’s Certificate of Incorporation, all remaining assets, including all available cash, including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the claims and obligations of the Company.  If and to the extent deemed necessary, appropriate or desirable by the Board, in its absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property to satisfy claims against the Company, including, without limitation, tax obligations, all expenses related to the sale of the Company’s property and assets, all expenses related to the collection and defense of the Company’s property and assets, and the distribution provided for in this Plan.  Notwithstanding the foregoing provisions of this paragraph, all assets of the trust account established pursuant to the Amended and Restated Investment Management Trust Agreement (the “Trust Agreement”) between the Company and U.S. Trust Company of Delaware, as trustee (the “Trustee”), dated as of October 1, 2008, and all other net assets of the Company not used for or reserved to pay obligations and claims or such other corporate expenses relating to or arising from this Plan, shall be distributed on a pro rata basis to holders of IPO Shares in accordance with the terms of the Trust Agreement and the Certificate of Incorporation.  Such distributions may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board in its absolute discretion, may determine. The Company shall pay no liquidating distributions with respect to any shares of capital stock of the Company other than the IPO Shares.

6.           Cancellation of Stock and Warrants. The distributions to the Company’s stockholders pursuant to Section 5 hereof shall be in complete cancellation of all of the outstanding shares of stock of the Company.  From and after the Termination Date, and subject to applicable law, each holder of shares of capital stock of the Company shall cease to have any rights in respect thereof, except the right to receive distributions pursuant to and in accordance with Section 5(ii) hereof.  As a condition to receipt of any distribution to the Company’s stockholders, the Board, in its absolute discretion, may require the Company’s stockholders to (i) surrender their certificates evidencing their shares of stock to the Company, or (ii) furnish the Company with evidence satisfactory to the Board of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board.  The Company will close its stock transfer books and discontinue recording transfers of shares of stock of the Company at the close of business on the Termination Date, and thereafter certificates representing shares of stock of the Company will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.  All warrants issued by the Company shall expire without value upon the Termination Date.

7.           Conduct of the Company Following Approval of the Plan.  Section 278 of DGCL provides that all corporations, whether they expire by their own limitation or are otherwise dissolved, shall nevertheless be continued for three (3) years from such expiration or dissolution for the purpose of prosecuting and defending suits by or against the corporation and enabling it to settle and close its business and dispose of and convey its remaining assets, but not for the purpose of continuing the business of the corporation as a going concern.  A corporation can continue to exist beyond the three (3) year period, if ordered by a court, for the sole purpose of prosecuting or defending any action, suit or proceeding that was brought before or during the three (3) year period after the date of its expiration or dissolution, until any judgments, orders or decrees are fully executed.  The powers of the directors continue during this time period in order to allow them to take the necessary steps to wind-up the affairs of the corporation.

8.           Absence of Appraisal Rights.  Under Delaware law, the Company’s stockholders are not entitled to appraisal rights for their shares of capital stock in connection with the transactions contemplated by the Plan.

9.           Abandoned Property.  If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered certificates evidencing the capital stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution.  The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law.  In no event shall the proceeds of any such distribution revert to or become the property of the Company.

10.           Expenses.  In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

11.           Compensation.  Subject to the terms of the Certificate of Incorporation, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, including pursuant to severance and retention agreements, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan; provided, however, that no current officer or director of the Company shall receive any compensation for his or her services as aforesaid and that any such compensation to such other persons shall be fair and reasonable.

12.           Indemnification.  The Company shall continue to indemnify its officers, directors, employees, agents and the Trustee in accordance with its Certificate of Incorporation, Bylaws, the Trust Agreement and contractual arrangements as therein or elsewhere provided, the Company’s existing directors’ and officers’ liability insurance policy and applicable law, and such indemnification shall apply to acts or omissions of such persons in connection with the implementation of this Plan and the winding up of the affairs of the Company.  The Board is authorized to obtain and maintain insurance as may be necessary to cover the Company’s indemnification obligations.

13.           Modification or Abandonment of the Plan.  The Board may modify, amend or abandon this Plan and the transactions contemplated hereby without action by the stockholders to the extent permitted by the DGCL.

14.           Authorization.  The Board is hereby authorized, without further action by the stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable, in the absolute discretion of the Board, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.